As filed with the Securities and Exchange Commission on April 5, 2010

Registration No. 333-156356

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to FORM S-3 ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	6022	04-2976299
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Timothy L. Vaill, Chief Executive Officer

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William P. Mayer, Esq.

Paul W. Lee, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Continued on page 2

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock, $1.00 par value	401	$100,000	$40,081,221	$158
Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1.00 par value	104,000	$1,000	$104,000,000	$6,052
Warrant to purchase shares of Common Stock, and underlying shares of Common Stock, $1.00 par value	2,887,500 shares of Common Stock	$8.00	$23,100,000	$908	(2)
Warrants to purchase shares of Common Stock, and underlying shares of Common Stock, $1.00 par value	5,383,891 shares of Common Stock	$6.62	$35,641,358	$1,401	(2)
Warrants to purchase shares of Common Stock, and underlying shares of Common Stock, $1.00 par value	59,174 shares of Common Stock	$8.90	$526,648	$21	(2)
Common Stock, $1.00 par value	6,346,572	$5.44	$34,525,352	$1,357
Common Stock, $1.00 par value, issuable upon conversion of Series B Preferred Stock	7,261,091	not applicable	not applicable	not applicable(2)
Total			$201,801,480	$9,896

(1)	The filing fee was previously paid in connection with Company’s Registration Statement on Form S-3 filed with the Commission on December 19, 2008.

(2)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

EXPLANATORY NOTE

We initially registered on Form S-3 (File No. 333-156356) the resales of up to 21,938,228 shares of our common stock, $1.00 par value (the “Common Stock”), up to 401 shares of Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock, $1.00 par value (the “Series B Preferred Stock”), up to 154,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1.00 par value, (the “Series C Preferred Stock” and together with the Series B Preferred Stock, the “Preferred Stock”), warrants to purchase our common stock issued to BP Holdco, L.P. (“BP Holdco”) and those warrants granted to John Morton by BP Holdco (the “BP Holdco Warrants”), and a warrant to purchase our common stock issued to the United States Department of the Treasury (the “Treasury Warrant” and together with the BP Holdco Warrants, the “Warrants”) by the selling stockholders identified in the prospectus related thereto. Due to the late filing of certain information under Item 9.01 of Form 8-K on December 24, 2009, under applicable Securities and Exchange Commission rules, we no longer qualify for the use of a registration statement on Form S-3. To ensure that the shares of our Common Stock, Preferred Stock and Warrants may be sold pursuant to an effective registration statement, we have filed this post-effective amendment on Form S-1 to the registration statement described above. This prospectus is a part of that post-effective amendment and registers the sale of our Common Stock, Preferred Stock and Warrants.

The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 5, 2010

PRELIMINARY PROSPECTUS

Boston Private Financial Holdings, Inc.

Common Stock

Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock

Fixed Rate Cumulative Perpetual Preferred Stock, Series C

Warrants

This prospectus relates to resales of up to 21,938,228 shares of our common stock, $1.00 par value (the “Common Stock”), up to 401 shares of Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock, $1.00 par value (the “Series B Preferred Stock”), up to 104,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1.00 par value, (the “Series C Preferred Stock” and together with the Series B Preferred Stock, the “Preferred Stock”), warrants to purchase our common stock issued to BP Holdco, L.P. (“BP Holdco”) and those warrants granted to John Morton by BP Holdco (the “BP Holdco Warrants”), and a warrant to purchase our common stock issued to the United States Department of the Treasury (the “Treasury Warrant” and together with the BP Holdco Warrants, the “Warrants”). As used in this prospectus, the term “Securities” shall mean the Common Stock, the Preferred Stock and the Warrants. The Securities may be resold from time to time by and for the accounts of certain selling securityholders named in this prospectus.

The methods of resale of the Securities offered hereby are described under the heading “Plan of Distribution.” We will receive none of the proceeds from such resales. However, we will receive proceeds if any selling securityholders exercise their Warrants and the exercise price is paid in cash.

Our common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the trading symbol “BPFH.” The last reported sale price of the common stock on April 1, 2010 was $7.47 per share. Neither the Preferred Stock nor the Warrants are listed on an exchange.

The Series B Preferred Stock is redeemable and holders of the Series B Preferred Stock have the right to convert the Series B Preferred Stock into 7,261,091 shares of our common stock. Additionally, the shares of Series B Preferred Stock are non-voting except in certain circumstances.

The shares of Series C Preferred Stock are not convertible and may not be redeemed prior to February 15, 2012, except (i) with the prior approval of the United States Department of the Treasury (the “Treasury”), or (ii) with the proceeds from certain qualified equity offerings which result in aggregate gross proceeds to us of not less than $38,875,000. After February 15, 2012, the shares of Series C Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, at the option of the Company, with the prior approval of the Treasury. Additionally, the shares of Series C Preferred Stock are non-voting except in certain circumstances. On January 13, 2010, we redeemed $50,000,000 of the Series C Preferred Stock, with the approval of the Treasury, reducing the total amount outstanding to $104,000,000.

The BP Holdco Warrants entitle the holders thereof to acquire an aggregate of 5,443,065 shares of our common stock, $1.00 par value (subject to adjustment). The BP Holdco Warrants can be exercised to purchase shares of our common stock at any time, in whole or in part, after issuance until the fifth anniversary of the issuance of such BP Holdco Warrants. The BP Holdco Warrants have an exercise price of $6.62 per share, except that the BP Holdco Warrants held by Mr. Morton have an exercise price of $8.90, which was the fair market value of our common stock on the date of the grant to Mr. Morton from BP Holdco.

The Treasury Warrant entitles the holder to purchase 2,887,500 shares of our common stock, $1.00 par value (subject to adjustment) at an initial exercise price of $8.00 per share (subject to adjustment). Unless exercised, the Treasury Warrant will automatically expire at 5:00 p.m., New York City time, on November 21, 2018.

We are registering the Securities for resale by the selling securityholders named in this prospectus or their pledges, donees, assigns, transferees or other successors in interest. The Securities are being registered to permit the selling securityholders to sell securities from time to time in the public market or otherwise, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell the Securities through ordinary brokerage transactions or through any other means described in the section entitled “Plan of Distribution” beginning on page 24.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                 , 2010.

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under which the selling securityholders named under the caption “Selling Securityholders” in this prospectus and as supplemented by any accompanying prospectus supplement may sell the Securities described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of those Securities. The prospectus supplements may add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplements together with the additional information described under the heading “Where You Can Find More Information.”

As used in this prospectus and in any prospectus supplement, the terms “the Company,” “we,” “our,” and “us” refer to Boston Private Financial Holdings, Inc. and our consolidated subsidiaries, unless the context indicates otherwise. This prospectus includes our trademarks and other tradenames identified herein. All other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

You should rely only on the information contained in this prospectus, any applicable prospectus supplements, or incorporated by reference in this prospectus and in any applicable prospectus supplements. We have not authorized anyone to provide you with information that is different. The information in this prospectus and in any prospectus supplement may be accurate only as of the date of the document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, in any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management.

Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors referenced herein under the section captioned “Risk Factors”; adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s private banking and asset management and investment advisory activities; changes in interest rates; competitive pressures from other financial institutions; the effects of continuing deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes which adversely affect borrowers’ ability to service and repay our loans; changes in loan defaults and charge-off rates; changes in the value of securities and other assets; the adequacy of loan loss reserves or deposit levels necessitating increased borrowing to fund loans and investments; the passing of adverse government regulation; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; risks related to the identification and implementation of acquisitions; and changes in assumptions used in making such forward-looking statements; as well as the other risks and uncertainties detailed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY

The following summary may not contain all of the information that may be important to you or that you should consider before deciding to purchase the Securities, and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors” in this prospectus, as well as the financial and other information incorporated by reference in this prospectus, before making an investment decision.

Boston Private Financial Holdings, Inc.

We are a wealth management company that offers a full range of wealth management services to high net worth individuals, families, businesses, and select institutions through our three functional segments: Private Banking, Investment Management and Wealth Advisory. We seek to capitalize on growth in the wealth management sector by targeting affluent regions and offering localized service. We believe the high net worth market continues to be characterized by attractive demographics because of the strong rate of growth expected over the next decade in the number of high net worth individuals, growth in assets controlled by high net worth individuals, and the significant transition of wealth. Our clients have complex financial situations and we seek to be their trusted advisor by offering wealth management solutions through a high-touch, relationship-driven approach. Our core strategy can be described as follows:

•

Target the newly affluent. We offer financial services to the newly affluent at each stage of the typical financial life cycle. In the early stages, these services typically take the form of debt products—residential “jumbo” mortgages or commercial loans to privately owned businesses. In the latter stages, we offer asset management services and, in between, we offer financial planning services such as tax planning, estate planning, and asset allocation consulting. Finally, we expect these clients to migrate to our fiduciary services over time.

•

Functional Segments. Our approach to the wealth management market is to create a financial umbrella that preserves, grows, and transfers assets over the financial lifetime of a client through our three core functional segments: Private Banking, Investment Management and Wealth Advisory. We create this financial umbrella through a platform of complementary affiliate partners within each functional segment. Each functional segment reflects the services we provide to a distinct segment of the wealth management markets.

•

Private Banking. The Private Banking segment has four consolidated affiliate partners, including Boston Private Bank & Trust Company (“Boston Private Bank”), chartered by The Commonwealth of Massachusetts; Borel Private Bank & Trust Company (“Borel”) and First Private Bank & Trust (“First Private”), both California state chartered banks; and Charter Bank (“Charter”), a Washington state chartered bank; all of which are insured by the FDIC (together, the “Banks”). The Banks pursue private banking and community-oriented business strategies in their operating regions. The Banks are principally engaged in providing banking, commercial banking, and a variety of other fiduciary services including investment management, advisory, and administrative services to high net worth individuals, their families, small and medium-sized businesses and professionals. In addition, the Banks offer their clients a broad range of deposit and lending products. The specific mix of products, services and clientele can vary from affiliate to affiliate. The Banks are located in New England, Northern California, Southern California, and the Pacific Northwest.

•

Investment Management. The Investment Management segment has two consolidated affiliate partners, including Dalton, Greiner, Hartman, Maher & Co., LLC (“DGHM”), a registered investment adviser, and Anchor Capital Holdings, LLC (“Anchor”), which is the parent company of Anchor Capital Advisors LLC and Anchor/ Russell Capital Advisors LLC, both of which are registered investment advisers (together, DGHM and Anchor are referred to as “the Investment Managers”). The Investment Managers serve the needs of pension funds, endowments, trusts, foundations and select institutions, mutual funds and high net worth individuals and their families throughout the United States (“U.S.”) and abroad. The Investment Managers specialize in value-driven equity portfolios with products across the capitalization spectrum. The specific mix of products, services and clientele varies between affiliates. The Investment Managers are located in New England and New York, with one affiliate administrative office in South Florida.

•

Wealth Advisory. The Wealth Advisory segment has three consolidated affiliate partners, including KLS Professional Advisors Group, LLC (“KLS”), Bingham, Osborn & Scarborough, LLC (“BOS”), and Davidson Trust Company (“DTC”), all of which are registered investment advisers, with the exception of DTC, and wealth management firms (together, the “Wealth Advisors”). The Wealth Advisors provide comprehensive, planning-based financial strategies to high net worth individuals and their families, and non-profit institutions. The firms offer fee-only financial planning, tax planning and preparation, estate and insurance planning, retirement planning, charitable planning and intergenerational giving planning. The Wealth Advisors manage investments covering a wide range of asset classes for both taxable and tax-exempt portfolios. The Wealth Advisors are located in New York, Northern California, and Pennsylvania. In addition, the Company also holds a minority interest investment in Coldstream Holdings, Inc. (“Coldstream Holdings”).

•

Maintain local management. We believe that our affluent clients respond to localized relationship management and take comfort in having their trusted financial advisor within close proximity. By keeping local management in place and giving them the autonomy to run their businesses with centralized support and oversight from our management team, we maintain the benefit of an affiliate’s local reputation while leveraging our expertise. Through this strategy, we believe our affiliates are better able to build high-touch, service-oriented relationships with our clients.

We were incorporated in Massachusetts in 1987 and are a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Our address is Ten Post Office Square, Boston, Massachusetts 02109 and our telephone number at that location is (617) 912-1900. You can find additional information regarding the Company in its filings with the SEC referenced in the section of this document titled “Where You Can Find More Information” beginning on page 27.

The Resales

Securities Offered by Selling Securityholders	Up to 21,938,228 shares of common stock, $1.00 par value.

Up to 401 shares of Series B Preferred Stock, $1.00 par value.

Up to 104,000 shares of Series C Preferred Stock, $1.00 par value.

The Treasury Warrant to purchase 2,887,500 shares of common stock.

The BP Holdco Warrants to purchase 5,443,065 shares of common stock.

Listing	Our common stock is listed on the NASDAQ under the symbol “BPFH.”

Our Preferred Stock and the Warrants are not listed on any national securities exchange and, prior to resale by use of this prospectus, there has been no public market for either the Preferred Stock or the Warrants.

Use of Proceeds	We will not receive any proceeds from the resale of the Securities by the selling securityholders. However, we will receive proceeds if any selling securityholder exercises their Warrant and the exercise price is paid in cash. Such proceeds, if any, will be used for general corporate purposes.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our securities, see “Risk Factors” beginning on page 5 of this prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the SEC and is incorporated herein by reference, in addition to the other information contained in this prospectus, in an applicable prospectus supplement, or incorporated by reference herein, before purchasing any of our securities. Any of these risks could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Securities by any selling securityholder. All of the proceeds from the sale of the Securities offered in this prospectus will be retained by the selling securityholders. However, assuming all of the Warrants are exercised by the selling securityholders, and further assuming that the exercise price of the Warrants is paid in cash, we would receive gross proceeds of approximately $59 million from those exercises. Any such proceeds will be used for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred dividends for the periods shown.

	Year ended December 31,
	2009	2008	2007	2006	2005
Ratios of earnings to fixed charges
Including interest on deposits	1.07	(0.53)	1.02	1.46	1.72
Excluding interest on deposits	1.11	(1.91)	1.07	2.33	2.82

For the purpose of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes and change in accounting principle, plus fixed charges. Fixed charges include all interest expense, the amortization of premiums, discounts and capitalized expenses related to indebtedness; the proportion deemed representative of the interest factor of rent expense; and preference security dividends. These ratios are presented both including and excluding interest on deposits. The aggregate deficiency during the year ended December 31, 2008, both including and excluding interest on deposits, was $265.3 million.

DIVIDEND POLICY

We presently plan to pay cash dividends on our common stock on a quarterly basis dependent upon the results of operations of the immediately preceding quarters. However, declaration of dividends by the Board of Directors will depend on a number of factors, including capital requirements, liquidity, regulatory limitations, our operating results and financial condition and general economic conditions.

We paid dividends on our common stock of $0.04 and $0.22 in 2009 and 2008, respectively. On July 22, 2008, the Company announced that it reduced its dividend to $0.04 per share on an annualized basis. This reduction will allow us to preserve approximately $25 million over the next eight quarters in retained capital. As a result of the Treasury’s purchase of the Company’s Series C Preferred stock on November 21, 2008, the Treasury’s consent shall be required for any increase in common stock dividends per share until the third anniversary of the date of November 21, 2008, unless prior to such date the Series C Preferred is redeemed in whole or the Treasury has transferred all of the Series C Preferred to third parties.

We are a legal entity separate and distinct from our banking and other subsidiaries. These subsidiaries are the principal assets, and as such, provide our main source of payment of dividends. As to the payment of dividends, as discussed below, each of the Banks is subject to the laws and regulations of its chartering jurisdiction and to the regulations of its primary federal regulator. If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Under Massachusetts law, trust companies, such as Boston Private Bank, may pay dividends only out of “net profits” provided there is no impairment to the trust company’s capital stock and surplus account. Although Massachusetts law does not define what constitutes “net profits” it is generally assumed that the term includes a bank’s retained earnings and does not include its additional paid-in capital account. Furthermore, trust companies may not pay dividends more often than on a quarterly basis. In addition, prior approval of the Massachusetts Commissioner of Banks is required if the total of all dividends paid by a trust company in any calendar year would exceed net profits for that year combined with retained net profits for the previous two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. Likewise under California law, the Department of Financial Institutions has the authority to prohibit Borel and First Private from paying dividends depending on Borel’s and First Private’s financial condition, respectively, if such payment is deemed to constitute an unsafe or unsound practice. Under Washington State law, the prior approval of the director of financial institutions is required to declare or pay any dividend that exceeds Charter’s retained earnings. Also, under Washington law, the director of financial institutions has the authority to require any bank to suspend the payment of dividends until the bank complies with any requirements that the director may have imposed on it.

These restrictions on Boston Private Bank, First Private, Charter, and Borel’s ability to pay dividends to us may restrict our ability to pay dividends to the holders of the common stock. The payment of dividends by us and the Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. There are no such comparable statutory restrictions on DGHM’s, KLS’s, BOS’s, Anchor’s or DTC’s ability to pay dividends.

DESCRIPTION OF THE SERIES B PREFERRED STOCK

General

The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Articles of Amendment to the Company’s Restated Articles of Organization creating the Series B Preferred Stock.

Rank

The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks on a parity with the Series C Preferred Stock and with each other class or series of preferred stock established after the date of issuance of the Series B Preferred Stock, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company and senior to the Common Stock and each other class or series of capital stock of the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Dividends

Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, non-cumulative cash dividends in the amount determined as set forth below.

If the Board of Directors declares and pays a cash dividend in respect of any shares of our common stock, then the Board of Directors is required to declare and pay to the holders of the Series B Preferred Stock a cash dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible. Dividends on the Series B Preferred Stock are non-cumulative.

Liquidation Preference

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series B Preferred Stock will be entitled to receive liquidating distributions in the amount of $100,000 per share of Series B Preferred Stock, plus an amount equal to any declared but unpaid dividends on the Series B Preferred Stock to and including the date of such liquidation before any distribution of assets is made to the holders of the Common Stock or any other junior securities. After payment of the full amount of such liquidating distributions, holders of the Series B Preferred Stock will be entitled to participate in any further distribution of the remaining assets of the Company as if each share of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Common Stock equal to the liquidation preference divided by the then-applicable conversion price.

In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series B Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Conversion

Holders of shares of Series B Preferred Stock have the right to convert the Series B Preferred Stock at any time. The number of shares of Common Stock into which a share of Series B Preferred Stock will be convertible will be determined by dividing the liquidation preference by the conversion price, subject to customary anti-dilution adjustments. No fractional shares of Common Stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the Common Stock determined as of the second trading day immediately preceding the date of conversion. The initial conversion price of the Series B Preferred Stock is $5.52 per share.

The conversion right of holders of Series B Preferred Stock is limited to the extent that no conversion of Series B Preferred Stock is permitted if it would cause the holder and its affiliates, collectively, to be deemed to own, control or have the power to vote, for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) or the Change in Bank Control Act of 1978, as amended (the “CIBC Act”) and any rules or regulations promulgated thereunder, 10% or more of any class of “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) of the Company outstanding at such time.

Redemption

The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of the Series B Preferred Stock will have no right to require redemption.

Anti-Dilution Adjustments

The conversion price of the Series B Preferred Stock is also subject to customary anti-dilution adjustments, except that any adjustments to the conversion price shall be made to the extent (but only to the extent) that such adjustments would not cause or result in any holder and its affiliates, collectively, to be deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules or regulations promulgated thereunder, 25% or more of any class of “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) of the Company outstanding at such time. Any such adjustment (or portion thereof) shall be postponed and implemented on the first date on which such implementation would not contravene the condition described in the foregoing sentence.

Fundamental Change

In the event the Company enters into a transaction constituting a consolidation or merger of the Company or similar transaction, any sale or other transfer of all or substantially all of the assets of the Company, any reclassification of the Common Stock into securities including securities other than Common Stock or any statutory exchange of the outstanding shares of Common Stock for securities of another entity (each, a “Reorganization Event”), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible, at the option of the holders, into the kind of securities, cash and other property receivable in such Reorganization Event by a holder (other than a counterparty to the Reorganization Event or an affiliate of such other party) of the number of shares of Common Stock into which each share of Series B Preferred Stock would then be convertible.

Voting Rights

Except as set forth below, holders of the Series B Preferred Stock will not have any voting rights, including the right to elect any directors.

So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the holders of 66 2/3% of the outstanding shares of Series B Preferred Stock, voting as a single class with all other classes and series of parity securities having similar voting rights and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Massachusetts law:

•	any amendment, alteration or repeal of any provision of the Company’s Restated Articles of Organization (including the Articles of Amendment relating to the Series B Preferred Stock) or the

Company’s bylaws that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely;

•

any amendment or alteration of the Company’s Restated Articles of Organization (including the Articles of Amendment relating to the Series B Preferred Stock) to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

the consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Company with another entity, except that holders will have no right to vote under this provision or under any provision of Massachusetts law if (x) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.

Notwithstanding the foregoing, any increase in the amount of the authorized or issued preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock (including the Series B Preferred Stock), or any securities convertible into preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding any provision of Massachusetts law, the holders will have no right to vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote will vote as a class in lieu of all such series of preferred stock.

DESCRIPTION OF SERIES C PREFERRED STOCK

General

The following summary of the terms and provisions of the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Certificate of Designations creating the Series C Preferred Stock.

Rank

The Series C Preferred Stock, par value $1.00 per share, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, will rank (i) on a parity with any classes or series of stock of the Company which are not, by their terms, junior or senior to the Series C Preferred Stock including, but not limited to, the Company’s Series A Non-Cumulative Mandatorily Convertible Preferred Stock (the “Series A Stock”) and Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock (the “Series B Stock”), and (ii) senior to the Company’s common stock. The Series C Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, are the only authorized classes or series of our preferred stock as of the date of this prospectus.

Dividends

Holders of the Series C Preferred Stock are entitled to receive cumulative cash dividends at the rate of 5.0% per annum through February 15, 2014, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, and thereafter at a rate of 9% per annum. Such dividends shall be payable quarterly in arrears on the 15th day of each February, May, August and November. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the 15th calendar day immediately preceding such dividend payment date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such dividend payment date.

Dividends on the Series C Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series C Preferred Stock shall bear interest at the applicable dividend rate, unless and otherwise prohibited or limited by applicable law.

No dividends will be declared or paid or set apart for payment on any capital stock of the Company ranking, as to dividends, on a parity with or junior to the Series C Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series C Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full upon the Series C Preferred Stock and the shares of each other series of preferred stock ranking on a parity as to dividends with the Series C Preferred Stock, all dividends declared on the Series C Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share of Series C Preferred Stock and such other series of preferred stock bear to each other.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of our affairs, the holders of the Series C Preferred Stock will be entitled to be paid out of the assets available for distribution to our stockholders in the amount of a liquidation preference of $1,000.00 per share, plus an amount equal to any accumulated and unpaid dividends, if any, thereon to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of common stock or any other capital stock ranking junior to the Series C Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Company.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of our affairs, our legally available assets are insufficient to pay the amount of the liquidating distributions on the Series C Preferred Stock and the corresponding amounts payable on the shares of each other series of preferred stock ranking on a parity with the Series C Preferred Stock in the distribution of assets upon liquidation, then the holders of the Series C Preferred Stock and any other series of preferred stock ranking on a parity with the Series C Preferred Stock in the distribution of assets upon liquidation, then the holders of the Series C Preferred Stock and any other series of preferred stock ranking on a parity with the Series C Preferred Stock in the distribution of assets upon liquidation shall share ratably in any such distribution of assets in proportion to the full respective distributions to which they would otherwise be respectively entitled.

Conversion

The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

Optional Redemption

The Series C Preferred Stock shall not be redeemable prior to February 15, 2012, except with (i) the approval of the Treasury, or (ii) the proceeds from certain qualified equity offerings which result in aggregate gross proceeds to us of not less than $38,875,000. On and after February 15, 2012, we, at our option upon not less than 30 nor more than 60 days’ written notice, and with the approval of the Treasury, may redeem the Series C Preferred Stock, in whole or in part at any time or from time to time, at a redemption price of $1,000.00 per share, plus accumulated and unpaid dividends, if any, thereon to but excluding, the date fixed for redemption. Holders of Series C Preferred Stock to be redeemed shall surrender such Series C Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price upon such surrender. If notice of redemption of any Series C Preferred Stock has been given and if the funds necessary for such redemption have been set apart, then from and after the redemption date dividends will cease to accumulate on such Series C Preferred Stock, such stock shall no longer be deemed outstanding and all rights of the holders of such Series C Preferred Stock will terminate, except the right to receive the redemption price. If fewer than all of the outstanding Series C Preferred Stock are to be redeemed, the Series C Preferred Stock to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable.

Notice of redemption will be given to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Company. Any notice properly shall be presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder shall not affect the validity of the proceedings for the redemption.

The Series C Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Voting Rights

Except as indicated below or except as otherwise from time to time required by applicable law, the holders of Series C Preferred Stock will have no voting rights.

On any matter on which the Series C Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series C Preferred Stock shall be entitled to one vote.

Whenever, at any time or times, dividends payable on the shares of Series C Preferred Stock have not been paid for an aggregate of six quarterly periods or more, whether or not consecutive, the authorized number of directors of the Company shall automatically be increased by two and the holders of the Series C Preferred Stock shall have the right, with holders of shares of any stock ranking on a parity with the Series C Preferred Stock, voting together as a class, to elect two directors to fill such newly created directorships at the Company’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods, have been declared and paid in full at which time such right shall terminate.

So long as any Series C Preferred Stock remains outstanding, we will not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of designated Preferred Stock at the time outstanding (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our affairs, (ii) amend, alter or repeal the provisions of the charter (including the Certificate of Designation of the Series C Preferred Stock), so as to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock; or (iii) enter into a binding share exchange or reclassification involving the Series C Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case (x) the shares of Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof.

DESCRIPTION OF THE TREASURY WARRANT

Pursuant to a Warrant Agreement (the “Warrant Agreement”) with the Treasury, dated as of November 21, 2008, we issued the Treasury Warrant to the Treasury. The following summary of certain provisions of the Warrant Agreement and the Treasury Warrant does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Treasury Warrant, including the definitions therein of certain terms.

General

The Treasury Warrant, when exercised, will entitle the holder to receive 2,887,500 shares of our common stock (each such share, a “Treasury Warrant Share”) at an exercise price of $8.00 per share. The exercise price and the number of Treasury Warrant Shares issuable on exercise of the Treasury Warrant are both subject to adjustment upon the occurrence of certain events. See “Adjustments” below.

Unless exercised, the Treasury Warrant will automatically expire at 5:00 p.m., New York City time, on November 21, 2018.

Exercise of the Treasury Warrant

The Treasury Warrant may be exercised by surrendering to the Company the warrant certificates evidencing such Treasury Warrant with the accompanying form of election to exercise, properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made in the form of the Treasury Warrant Shares that would otherwise be delivered to the warrantholder upon such exercise, based on the market price of the common stock on the trading day on which the Treasury Warrant is exercised. Upon the consent of both the Company and the warrantholder, payment of the exercise price may also be made by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company.

The warrantholder shall not transfer a portion or portions of the Treasury Warrant with respect to, and/or exercise the Treasury Warrant for, more than one half of the initial Treasury Warrant Shares in the aggregate until the earlier of (a) the date on which the Company has received aggregate gross proceeds of not less than $104 million from one or more sales for cash by the Company of shares of its perpetual preferred stock, common stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Company at the time of issuance under the applicable risk based capital guidelines of the Federal Reserve Bank of Boston and (b) December 31, 2009.

No fractional warrant share will be issued upon exercise of the Treasury Warrant. If any fraction of a Treasury Warrant Share would be issuable upon the exercise of the Treasury Warrant, we will, in lieu of issuing a fraction of a Treasury Warrant Share, pay to the warrantholder at the time of exercise an amount in cash equal to the same fraction of the current market value of a share of our common stock computed to the nearest whole cent.

The Company will pay for any expenses, including issue and transfer taxes, in respect of the issuance of shares of our Common Stock upon exercise of the Treasury Warrant.

Holders of the Treasury Warrant, as such, have no right to vote on or consent with respect to matters submitted to our stockholders, receive notice of any meeting of our stockholders, receive dividends or other distributions on our common stock or share in our assets in the event of our liquidation, dissolution or winding up.

Adjustments

The number of Treasury Warrant Shares purchasable upon the exercise of the Treasury Warrant and the exercise price are subject to adjustment upon the occurrence of certain events, including: (i) our payment of dividends or other distributions on our common stock payable in shares of our common stock, (ii) subdivisions, combinations and reclassifications of our common stock, (iii) the issuance, prior to the earlier of the date on which the original holder of the Treasury Warrant no longer holds the Treasury Warrant and November 21, 2011, of certain shares of our common stock for no consideration or for consideration less than 90% of the market price, (iv) the distribution of our securities, evidences of indebtedness, assets, cash, rights or warrants (excluding cash dividends, dividends of our common stock, or other cash distributions from current or retained earnings) to all holders of shares of our common stock, (v) certain repurchases of our common stock and (vi) a merger, consolidation, statutory share exchange or similar transaction that requires the approval of our stockholders.

As used in this section and in the Warrant Agreement, the term “market price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two members of the Financial Industry Regulatory Authority, Inc. we selected from time to time for that purpose. “Market price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the market price per share of common stock shall be deemed to be (i) in the event that any portion of the Treasury Warrant is held by the original warrantholder, the fair market value per share of such security as determined in good faith by the original warrantholder or (ii) in all other circumstances, the fair market value per share of such security as determined in good faith by our Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation we retained for this purpose and certified in a resolution to the warrantholder.

In the event we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receiving aggregate gross proceeds of not less than 100% of the aggregate liquidation preference of the Series C Preferred Stock (and any preferred stock issued by any such successor to the original warrantholder), the number of shares of common stock underlying the portion of the Treasury Warrant then held by the original warrantholder shall be thereafter reduced by a number of shares of common stock equal to the product of (i) 0.5 and (ii) the number of shares underlying the Treasury Warrant on November 21, 2008 (subject to adjustment).

As used in this section and in the Warrant Agreement, the term “qualified equity offering” means the sale and issuance for cash by the Company to persons other than the Company or any of the Company’s subsidiaries after November 21, 2008 of shares of Series C Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Bank of Boston (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

No adjustment in the exercise price or the number of Treasury Warrant Shares purchasable upon the exercise of the Treasury Warrant will be required unless the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of common stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of common stock, or more.

In the event of certain reclassifications, mergers, consolidations, statutory share exchanges or similar transactions requiring approval of our stockholders, the right of the holder of the Treasury Warrant to receive shares of common stock upon exercise of the Treasury Warrant shall be converted into the right to exercise this Treasury Warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable (at the time of such event) upon exercise of the Treasury Warrant immediately prior to such event would have been entitled to receive upon consummation of such event.

Whenever the exercise price or the number of shares of common stock into which the Treasury Warrant is exercisable shall be adjusted in accordance with the Warrant Agreement, we will file at our principal office a statement showing in reasonable detail the facts requiring such adjustment and the exercise price that shall be in effect and the number of shares of common stock into which the Treasury Warrant shall be exercisable after such adjustment, and we shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of the Treasury Warrant at the address appearing in our records. In the event that we propose to take any action requiring adjustment of the exercise price or number of shares of common stock into which the Treasury Warrant is exercisable in accordance with the Warrant Agreement, we will give notice to the holders of the Treasury Warrant, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice will also set forth the facts with respect thereto as is reasonably necessary to indicate the effect on the exercise price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of the Treasury Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action.

DESCRIPTION OF THE BP HOLDCO WARRANTS

Pursuant to an Investment Agreement (the “Investment Agreement”) with BP Holdco, an affiliate of The Carlyle Group, dated as of July 22, 2008, we issued the BP Holdco Warrants to acquire Common Stock. The following summary of certain provisions of the Investment Agreement and the BP Holdco Warrants does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement and the BP Holdco Warrants, including the definitions therein of certain terms.

General

The BP Holdco Warrants, when exercised, will entitle the holders to receive an aggregate of 5,443,065 shares of our common stock at an exercise price exercise price of $6.62 per share, except that the BP Holdco Warrants held by Mr. Morton have an exercise price of $8.90, which was the fair market value of our common stock on the date of the grant to Mr. Morton from BP Holdco. The exercise price and the number of shares of common stock issuable on exercise of the BP Holdco Warrants are both subject to adjustment upon the occurrence of certain events. See “Adjustments” below.

Exercise of BP Holdco Warrants

The BP Holdco Warrants can be exercised to purchase shares of our common stock at any time, in whole or in part, after issuance until the fifth anniversary of the issuance of such BP Holdco Warrants.

Exercise of the BP Holdco Warrants is limited to the extent that no exercise is permitted if such exercise would cause the holder and its affiliates, collectively, to be deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules or regulations promulgated thereunder, 10% or more of any class of “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) of the Company outstanding at such time. Upon certain transfers of the BP Holdco Warrants complying with the transfer restrictions in the Investment Agreement, the transferee will be entitled to receive warrants identical to the BP Holdco Warrants but not subject to transfer or ownership restrictions.

Fundamental Change

Upon the occurrence of a “Preliminary Fundamental Change,” which is defined as the execution of definitive documentation for a transaction or the recommendation that shareholders tender in response to a tender offer or exchange offer that could reasonably be expected to result in a Fundamental Change upon consummation, or a “Fundamental Change,” which is defined in the BP Holdco Warrants as certain events pertaining to a change of control or liquidation of the Company, the holder of BP Holdco Warrants may cause the Company to purchase the BP Holdco Warrants, in whole or in part, at the higher of (i) the fair market value of the BP Holdco Warrants and (ii) a valuation based on a computation of the option value of the BP Holdco Warrants using a Black-Scholes methodology. Payment by the Company to the holders of the BP Holdco Warrants of the purchase price will be due upon the occurrence of the Fundamental Change. At the election of the Company, all or any portion of the purchase price may be paid in cash or in Common Stock valued at the market price of a share of Common Stock as of (A) the last trading day prior to the date on which this payment occurs or (B) the first date of the announcement of a Preliminary Fundamental Change or a Fundamental Change (whichever is less), so long as the payment does not cause (i) the Company to fail to comply with applicable NASDAQ requirements or other regulatory requirements or (ii) the holder of the BP Holdco Warrants to be deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and the rules and regulations promulgated thereunder, 25% or more of any class of voting securities of the Company outstanding at such time (assuming full conversion of all securities owned by such holder of the BP Holdco Warrants and its affiliates that are convertible into or exercisable for voting securities and excluding for purposes of this calculation any reduction in the percentage of voting securities of the Company such holder and its affiliates so owns, controls or has the power to vote resulting from transfers by the holder and its affiliates of the securities purchased by BP Holdco pursuant to the Investment Agreement) or otherwise be in violation of the ownership limitations under the BHC Act or any other federal banking laws or regulations promulgated thereunder. To the extent that a payment in common stock would cause the Company to fail to comply with the NASDAQ Marketplace Rules or the other regulatory requirements, once the maximum number of shares of common stock that would not result in the contravention of such requirements has been delivered, the remainder of such purchase price may be paid in the form of cash or other equity securities having a fair market value equal to the value of the shares of common stock that would have been issued to the holders of the BP Holdco Warrants absent the limitations described above.

Adjustments

The number of shares of common stock issuable upon the exercise of the BP Holdco Warrants and the exercise price are subject to adjustment upon the occurrence of certain events, provided that any adjustment to the exercise price of the BP Holdco Warrants shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any warrantholder and its affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules or regulations promulgated thereunder, voting securities (as defined under the BHC Act or any rules or regulations promulgated thereunder) which would represent 25% or more of any class of voting securities outstanding at such time. Any adjustment (or portion thereof) prohibited pursuant to the foregoing sentence shall be postponed and implemented on the first date on which such implementation would not result in the condition described in the foregoing sentence.

The number of shares of common stock issuable upon the exercise of the BP Holdco Warrants and the exercise price are subject to adjustment upon the occurrence of, among other things: (i) payment of dividends or other distributions on our common stock payable in shares of our common stock, (ii) subdivisions, combinations or reclassifications of our common stock, (iii) the distribution of shares of any stock other than our common stock, (iv) distribution of evidences of indebtedness of the Company or of any subsidiary, (v) the distribution of certain assets, (vi) the distribution of rights or warrants, (vii) certain repurchases of our common stock and (viii) a reclassification of common stock or a merger, consolidation, statutory share exchange or similar transaction that requires adoption by our stockholders.

No adjustment in the exercise price or the number of shares of common stock issuable upon the exercise of the BP Holdco Warrants will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of common stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of common stock, or more.

If the Company takes certain actions affecting the common stock, which in the opinion of the Board of Directors would materially and adversely affect the exercise rights of the warrantholder, the exercise price for the BP Holdco Warrants and/or the number of shares of common stock received upon exercise of the BP Holdco Warrants shall be adjusted for the warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as such Board of Directors after consultation with the warrantholder shall reasonably determine to be equitable in the circumstances.

Whenever the exercise price or the number of shares of common stock into which the BP Holdco Warrants are exercisable is adjusted, the Company shall file at the office of the warrant agent a statement showing in reasonable detail the facts requiring such adjustment and the exercise price that shall be in effect and the number of shares of common stock into which the BP Holdco Warrants shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first-class postage prepaid, to each warrantholder. In the event that the Company shall propose to take any action affecting an adjustment as described above, the Company shall give notice to the warrantholders, by first-class mail, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the exercise price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of the BP Holdco Warrants. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. Therefore, you should read our articles of organization and by-laws which have been filed with the SEC.

Common Stock

General

Under our articles of organization, the Company has authority, without further shareholder action, to provide for the issuance of up to 170,000,000 shares of common stock, par value $1.00 per share. The Company may amend its articles of organization from time to time to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of the Company’s stock entitled to vote. The Company’s common stock is listed on the NASDAQ under the symbol “BPFH.”

Dividends

Subject to the preferential rights of any other class or series of stock, holders of shares of the Company’s common stock will be entitled to receive dividends, if and when they are authorized and declared by the Company’s Board of Directors, out of assets that the Company may legally use to pay dividends.

Voting Rights

Except as otherwise required by-law and except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to the Company’s shareholders, including the election of directors. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of the Company’s directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to elect a director.

Preemptive Rights

Holders of the Company’s common stock do not have preemptive rights under the Massachusetts Business Corporation Law, or the Company’s articles of organization or by-laws.

Liquidation/Dissolution Rights

In the event the Company is liquidated, dissolved or the Company’s affairs are wound up, and subject to the preferential rights of any other class or series of stock, holders of shares of the Company’s common stock are entitled to receive, in cash or in kind, in proportion to their holdings, the assets that the Company may legally use to pay distributions after the Company pays or makes adequate provision for all of the Company’s debts and liabilities.

Transfer Agent

The transfer agent and registrar for the common stock is Computershare, Inc., in Canton, Massachusetts.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership, exercise, conversion and/or disposition of the Common Stock, the Preferred Stock and the Warrants received in respect thereof as of the date hereof. Except where noted, this summary deals only with the Common Stock, the Preferred Stock, and the Warrants held as capital assets. As used herein, the term “U.S. holder” means a beneficial owner of the Common Stock, the Preferred Stock or the Warrants that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the Common Stock, the Preferred Stock or the Warrants that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding the Common Stock, the Preferred Stock or the Warrants as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a person who is an investor in a pass-through entity;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

This summary does not contain a detailed description of all the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of the Common Stock, the Preferred Stock or the Warrants, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Dividends

Distributions on the Common Stock or the Preferred Stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income although possibly at reduced rates, as discussed below. Although we expect that our current and accumulated earnings and profits will be such that all distributions paid with respect to the Common Stock and the Preferred Stock will qualify as dividends for U.S. federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on the Common Stock or the Preferred Stock exceeds our current and accumulated earnings and profits attributable to that share of Common Stock or the Preferred Stock, the distribution will be treated first as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of the Common Stock or the Preferred Stock. This reduction in basis will increase any gain, or reduce any loss realized by the U.S. holder on the subsequent sale, redemption or other disposition of the Common Stock or the Preferred Stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Common Stock or the Preferred Stock will constitute dividends for U.S. federal income tax purposes.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code. However, the Code disallows this dividends received deduction in its entirety if the Common Stock or the Preferred Stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Common Stock or the Preferred Stock becomes ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends or the Preferred Stock that are attributable to periods in excess of 366 days.) Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to such holders with respect to the Common Stock or the Preferred Stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Common Stock or the Preferred Stock become ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Preferred Stock that are attributable to periods in excess of 366 days.)

In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the Common Stock or the Preferred Stock, as the case may be, or substantially identical stock or securities, (b) are the grantor of an option to buy the Common Stock or the Preferred Stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the Common Stock or the Preferred Stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate shareholder may be required to reduce its basis in stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

Sale or Other Disposition

A sale, exchange, or other disposition of the Common Stock or the Preferred Stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the Common Stock or the Preferred Stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock or the Preferred Stock, as applicable, exceeds one year. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15%. For taxable years beginning on or after January 1, 2011, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Warrants

Upon the exercise of the Warrants for cash, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such holder’s Warrants plus the exercise price of the Warrants. The holding period for the common stock purchased pursuant to the exercise of the Warrants for cash will begin on the day following the date of exercise and will not include the period that the holder held the Warrants.

Upon the net-exercise of Warrants, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such holder’s Warrants. The holding period for the common stock purchased pursuant to the net-exercise of Warrants will begin on the day that the holder acquired Warrants.

Upon a sale or other disposition (other than exercise) of the Warrants, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in Warrants. Such a gain or loss will be long term if the holding period is more than one year. In the event that the Warrants lapse unexercised, a holder will recognize a capital loss in an amount equal to its tax basis in the Warrants. Such loss will be long term if the Warrant have been held for more than one year.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of the Common Stock or the Preferred Stock and the proceeds from the sale, exchange or other disposition of the Common Stock, the Preferred Stock or the Warrants that are paid to a U.S. holder within the United States (and in certain cases, outside the United

States), unless a U.S. holder is an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

Dividends

Dividends (including distributions in the form of our Common Stock or the Preferred Stock taxable as dividends and any constructive distributions taxable as dividends) paid to a non-U.S. holder of the Common Stock or the Preferred Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Common Stock or the Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if the Common Stock or the Preferred Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of the Common Stock or the Preferred Stock is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition

Any gain realized on the disposition of the Common Stock, Preferred Stock or Warrants generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a

U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

The Common Stock, the Preferred Stock and the Warrants owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Common Stock, the Preferred Stock or Warrants within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

SELLING SECURITYHOLDERS

The Securities were initially sold in two separate private placements which were exempt from registration pursuant to Section 4(2) of the Securities Act.

On July 22, 2008, BP Holdco, an affiliate of The Carlyle Group, purchased shares of Series A Preferred Stock and shares of Series B Preferred Stock for approximately $75 million. The Series A Preferred Stock automatically converted on October 1, 2008 into 6,346,572 shares of common stock. The Series B Preferred Stock is convertible into 7,261,091 shares of common stock at a conversion price of $5.52 per share, subject to customary anti-dilution adjustments. In connection with the investment, BP Holdco received the BP Holdco Warrants to purchase 5,443,065 shares of common stock at an exercise price of $6.62 per share. BP Holdco cannot convert the Series B Preferred Stock or exercise BP Holdco Warrants if as a result it would own, in the aggregate, greater than 9.99% of our outstanding common stock. Pursuant to BP Holdco’s investment, we appointed John Morton, III, to the Company’s Board of Directors as BP Holdco’s representative. BP Holdco will be entitled to maintain a representative on the Board of Directors for so long as it beneficially owns not less than 5% of our outstanding shares of common stock. Out of the BP Holdco Warrants, and in consideration for Mr. Morton agreeing to act as BP Holdco’s representative on the Board of Directors of the Company, BP Holdco

granted and assigned to Mr. Morton BP Holdco Warrants to purchase 59,174 shares of the Company’s common stock at an exercise price of $8.90, which was the fair market value of the Common Stock on the date of the grant. BP Holdco is generally prohibited from transferring the Series B Preferred Stock, the BP Holdco Warrants, and any shares of common stock issued upon conversion of the Series A Preferred Stock, or issuable upon conversion of the Series B Preferred Stock or exercise of the BP Holdco Warrants until the 18-month anniversary of July 29, 2008.

The second private placement took place on November 21, 2008, whereby Treasury agreed to purchase 104,000 shares of the Series C Preferred and the Treasury Warrant for a purchase price of $104 million. The investment was in conjunction with the Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program, which is a voluntary program for U.S. financial institutions designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Securities listed below. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the amount of Securities that each selling securityholder may offer pursuant to this prospectus. However, the number of shares of common stock into which the Preferred Stock and Warrants are initially convertible is subject to adjustment, including adjustment resulting from certain corporate transactions. See “Description of Treasury Warrant—Adjustments” and “Description of BP Holdco Warrant—Adjustments.”

Because the selling securityholders are not obligated to sell the Securities, we cannot estimate the amount of the Securities that the selling securityholders will hold upon consummation of any such sales. For purposes of the following table, we have assumed the sale of all the Securities.

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage of Class	Number of Shares of Preferred Stock that May Be Sold Pursuant to the Prospectus	Number of Warrants that May Be Sold Pursuant to the Prospectus	Number of Shares of Common Stock that May Be Sold Pursuant to the Prospectus	Number of Shares of Common Stock Owned After Completion of Offering (1)
BP Holdco (2)	6,346,572	9.98%	401 shares of Series B Preferred Stock	Warrants to purchase 5,383,891 shares of Common Stock	18,991,554	—

Treasury	2,887,500	4.30%	104,000 shares of Series C Preferred Stock	Warrant to purchase 2,887,500 shares of Common Stock	2,887,500	—

John Morton, III	1,852	*	—	Warrants to purchase 59,174 shares of Common Stock	59,174	*

Total	9,235,924	14.28%	104,401		21,938,228	—

*	Represents less that 1% of the shares of common stock outstanding.

(1)	Assumes sale of all the Securities offered hereby, although selling securityholders are not obligated to sell any of the Securities.

(2)	DBD Cayman, Ltd. is the general partner of TCG Holdings Cayman II, L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services L.P., which is the general partner of BP Holdco, L.P. Accordingly, each of DBD Cayman, Ltd., TCG Holdings Cayman II, L.P., TC Group Cayman Investment Holdings, L.P., Carlyle Financial Services, Ltd. and TCG Financial Services L.P. may be deemed to be a beneficial owner of shares of Common Stock owned by BP Holdco, L.P. DBD Cayman, Ltd. is controlled by its three-person board of directors, and all board action relating to the voting or disposition of the shares of Common Stock referred to herein requires the approval of a majority of the board. The members of the board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, each of whom disclaims beneficial ownership of the shares of Common Stock referred to herein. Carlyle Financial Services, Ltd. is controlled by its four-person board of directors, and all board action relating to the voting or disposition of the shares of Common Stock referred to herein requires the approval of a majority of the board. The members of the board are William E. Conway, Jr., Daniel A. D’Aniello, David Rubenstein and Peter Nachtwey, each of whom disclaims beneficial ownership of the shares of Common Stock referred to herein.

None of the selling securityholders are, or is an affiliate of, a registered broker-dealer.

PLAN OF DISTRIBUTION

The selling securityholders (including their transferees, donees or pledgees) or their successors may offer and sell the Securities from time to time directly or through underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for any underwriting discounts or commissions or agent’s commissions and their professional fees. The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions):

•	on any national securities exchange or U.S. interdealer system of a registered national securities association on which the Securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on a national securities exchange or U.S. interdealer system of a registered national securities association or in the over-the-counter market;

•	through the settlement of short sales;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

In connection with the sales of the Securities, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered Securities, short and deliver the Securities to close out such short positions, or loan or pledge the Securities to broker-dealers that in turn may sell such Securities. The selling securityholders also may transfer, donate and pledge offered Securities, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling securityholders for purposes of this transaction.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any of the Securities through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the Securities, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of Securities and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the Securities, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the Securities. Selling securityholders may decide to sell all or a portion of the Securities offered by them pursuant to this prospectus or may decide not to sell any of the Securities under this prospectus. In addition, any selling securityholder may transfer, devise or give the Securities by other means not described in this prospectus. Any Securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the Securities may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the Securities by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the Securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of Securities to engage in market-making activities with respect to the particular Securities being distributed. All of the above may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

Under the securities laws of certain states, the Securities may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be sold unless the Securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We originally sold the Securities to the initial purchasers in private placements on July 22, 2008 and November 21, 2008. Under the terms of the Investment Agreement and a Securities Purchase Agreement by and between the Company and Treasury, dated November 21, 2008, we have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities in certain circumstances.

LEGAL MATTERS

The validity of the Securities will be passed upon for us by Goodwin Procter LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP (“KPMG”) and Hacker, Johnson & Smith PA, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

In KPMG’s report dated March 12, 2010 with respect to the consolidated financial statements described above, it is noted that KPMG did not audit the 2007 financial statements of Gibraltar Private Bank & Trust Company, a wholly owned subsidiary of the Company. This statement was audited by Hacker, Johnson and Smith PA. The audit report covering the December 31, 2009 consolidated financial statements contains an explanatory paragraph that states the Company has changed its method of accounting for noncontrolling interests to comply with new accounting standards adopted by the Financial Accounting Standards Board.

KPMG’s report on the effectiveness of internal control over financial reporting as of December 31, 2009 expresses an opinion that the maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 000-17089. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or otherwise terminate the offering of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 12, 2010;

•	Portions of our Proxy Statement filed on April 2, 2010 that have been incorporated by reference into our Annual Report on Form 10-K; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed on July 27, 1988, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Margaret W. Chambers, Corporate Secretary. Our telephone number is (617) 912-1900.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated into this registration statement exhibits. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later that is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the offer and sale of the securities offered by this prospectus. This prospectus is part of the registration statement, but the registration statement, including the accompanying exhibits included or incorporated by reference therein, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and on our website at http://www.bostonprivate.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus.

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Common Stock.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock that has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Margaret W. Chambers, Corporate Secretary.

Boston Private Financial Holdings, Inc.

Common Stock

Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock

Fixed Rate Cumulative Perpetual Preferred Stock, Series C

Warrants

PROSPECTUS

                        , 2010

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the registration of securities being registered under this Registration Statement. All amounts except the SEC registration fee are estimates.

SEC Registration fee	$18,075
Legal fees and expenses	50,000	*
Accounting fees and expenses	20,000	*
Printing and related expenses	5,000	*
Miscellaneous expenses	10,000	*

Total	$103,075

*	Estimated.

Item 14.	Indemnification of Directors and Officers.

The Company is a Massachusetts corporation. Reference is made to Chapter 156D of the Massachusetts Business Corporation Act (the “MBCA”). Section 8.51 of the MBCA authorizes a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he shall not be liable under a provision of the corporation’s articles of organization. Section 8.52 of the MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.52 requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.56 of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director. Section 6.3 of Article 6 of the Company’s articles of organization provides for indemnification to the full extent permitted under the MBCA.

The Company and its directors and officers currently carry liability insurance.

Item 16.	Exhibits.

The following is a list of all exhibits filed as part of this Registration Statement, including those incorporated by reference.

		Incorporated by Reference
Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number

4.1	Specimen certificate for shares of Series C Preferred Stock	8-K	11/24/2008	4.1

4.2	Warrant for Purchase of Shares of Common Stock, dated July 22, 2008, by and between the Company and BP Holdco, L.P.	8-K	7/24/2008	4.1

		Incorporated by Reference
Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number
4.3	Warrant for Purchase of Shares of Common Stock, dated November 21, 2008, by and between the Company and the United States Department of the Treasury	8-K	11/24/2008	4.2

4.4	Restated Articles of Organization of Boston Private Financial Holdings, Inc. filed May 23, 1994	10-Q	8/14/2001	3.1

4.5	Articles of Amendment of Boston Private Financial Holdings, Inc. filed on April 22, 1998	10-Q	8/14/2001	3.2

4.6	Articles of Amendment of Boston Private Financial Holdings, Inc. filed on November 20, 2001	S-8	11/28/2001	4.3

4.7	Articles of Amendment of Boston Private Financial Holdings, Inc. filed on August 8, 2008	8-K	8/11/2008	3.1

4.8	Articles of Amendment of Boston Private Financial Holdings, Inc. filed on September 30, 2008	10-Q	11/7/2008	3.2

4.9	Articles of Amendment of Boston Private Financial Holdings, Inc. filed on November 19, 2008	8-K	11/24/2008	3.2

4.10	By-laws of Boston Private Financial Holdings, Inc., as amended and restated	8-K	6/6/2007	99.1

5.1	Opinion of Goodwin Procter	S-3	12/19/2008	5.1

10.1	Employee Incentive Stock Option Plan of Boston Private Financial Holdings, Inc.	S-1	4/1/1991	10.1

10.2	Employee Incentive Compensation Plan of Boston Private Financial Holdings, Inc.	S-1	4/1/1991	10.2

10.3	Amended and Restated Commercial Lease dated June 30, 2004, by and between Boston Private Financial Holdings, Inc. and Leggat McCall Properties Management, Inc., as amended	10-K	3/12/2010	10.3

10.4	Change in Control Protection Agreement, by and between Boston Private Financial Holdings, Inc. and Walter M. Pressey, effective as of March 19, 1997	10-K	3/13/2002	10.13

10.5	Boston Private Financial Holdings, Inc. Deferred Compensation Plan	S-8	7/24/2001	4.1

10.6	Boston Private Financial Holdings, Inc. 2001 Employee Stock Purchase Plan	S-8	11/28/2001	99.2

10.7	Boston Private Financial Holdings, Inc. Amended and Restated 1997 Long-Term Incentive Plan	10-K	3/13/2002	10.16

10.8	Borel Private Bank & Trust Company 1998 Stock Option Plan	S-8	12/3/2001	99.1

10.9	1998 Amendment and Restatement of Directors’ Stock Option Plan of Boston Private Financial Holdings, Inc., as amended February 7, 2003	10-K	3/12/2004	10.21

10.10	January 2000 Amendment to Boston Private Financial Holdings, Inc. Directors’ Stock Option Plan	10-K	3/13/2002	10.20

		Incorporated by Reference
Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number
10.11	February 2003 Amendment to Boston Private Financial Holdings, Inc. Directors’ Stock Option Plan	10-K	3/7/2003	10.22

10.12	Boston Private Financial Holdings, Inc. 401(k) Profit-Sharing Plan	S-8	6/28/2002	N/A

10.13	Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and Margaret W. Chambers dated November 21, 2003	10-K	3/15/2005	10.24

10.14	Amended and Restated Employment Agreement, dated December 18, 2008, by and between Boston Private Financial Holdings, Inc. and Timothy L. Vaill	8-K	12/23/2008	10.1

10.15	Amended and Restated Supplemental Executive Retirement Agreement, dated December 18, 2008, by and between Boston Private Financial Holdings, Inc. and Timothy L. Vaill	8-K	12/23/2008	10.2

10.16	Boston Private Financial Holdings, Inc. 2004 Stock Option and Incentive Plan	S-8	6/15/2004	N/A

10.17	Indenture dated October 12, 2004 between Boston Private Financial Holdings, Inc. and Sun Trust Bank, as debenture trustee	8-K	10/15/2004	10.1

10.18	Guarantee Agreement dated as of October 19, 2004 by Boston Private Financial Holdings, Inc. and Sun Trust Bank, as trustee, for the benefit of the holders from time to time of the Trust Preferred Securities and Trust Common Securities of Boston Private Capital Trust I	8-K	10/15/2004	10.2

10.19	First Private Bank & Trust 1994 Stock Option Plan	S-8	3/5/2004	N/A

10.20	Non-Solicitation/Non-Accept and Confidentiality Agreement and Release and Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and Joseph H. Cromarty dated March 1, 2005	8-K	3/7/2005	10.1 and 10.2

10.21	Indenture dated September 27, 2005 between Boston Private Financial Holdings, Inc. and Wilmington Trust Company, as debenture trustee	8-K	9/30/2005	10.1

10.22	Guarantee Agreement dated as of September 27, 2005 by Boston Private Financial Holdings, Inc. and Wilmington Trust Company, as trustee, for the benefit of the holders from time to time of the Capital Securities of Boston Private Capital Trust II	8-K	9/30/2005	10.2

10.23	Amended and Restated Declaration of Trust of Boston Private Capital Trust II dated September 27, 2005	8-K	9/30/2005	10.3

10.24	Forms of award grant agreements under the Company’s 2004 Stock Option and Incentive Plan	8-K	12/20/2006	10.1, 10.2 and 10.3

10.25	Indenture, dated March 14, 2007, between Boston Private, Inc. and U.S. Bank, National Association, as Trustee	8-K	7/9/2007	4.1

10.26	Registration Rights Agreement, dated July 5, 2007, between Boston Private, Inc. and the Initial Purchasers	8-K	7/9/2007	4.3

		Incorporated by Reference
Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number
10.27	Recapitalization Agreement, dated March 19, 2008, by and among Boston Private Financial Holdings, Inc., Westfield Capital Management Company, LLC, Westfield Capital Management, LP, WMS Management LLC and WCM General Partner LLC	8-K	3/26/2008	99.1

10.28	Investment Agreement, dated July 22, 2008, between Boston Private Financial Holdings, Inc. and the investor party thereto	8-K	7/24/2008	10.1

10.29	Warrant Agreement, dated July 22, 2008, between Boston Private Financial Holdings, Inc. and the investor party thereto	8-K	7/24/2008	10.2

10.30	Letter Agreement, dated November 21, 2008, between Boston Private Financial Holdings, Inc. and the United States Department of the Treasury	8-K	11/24/2008	10.1

10.31	Form of Waiver of Senior Officers, dated November 21, 2008	8-K	11/24/2008	10.2

10.32	Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and James D. Dawson dated January 28, 2009	8-K	1/28/2009	10.1

10.33	Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and David J. Kaye dated January 28, 2009	8-K	1/28/2009	10.2

10.34	Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and Martha T. Higgins dated January 28, 2009	8-K	1/28/2009	10.3

10.35	Boston Private Financial Holdings, Inc. Executive Bonus Plan	8-K	1/28/2009	10.4

10.36	Form of Non-Qualified Stock Option Agreement for Employees Under the Boston Private Financial Holdings, Inc. 2009 Stock Option and Incentive Plan	10-Q	8/7/2009	10.2

10.37	Form of Restricted Stock Award Agreement Under the Boston Private Financial Holdings, Inc. 2009 Stock Option and Incentive Plan	10-Q	8/7/2009	10.3

10.38	Stock Purchase Agreement by and among Boston Private Financial Holdings, Inc. Gibraltar Private Bank and Trust Company, and Buyers dated September 17, 2009	8-K	9/17/2009	10.1

10.39	Redemption Agreement by and among Boston Private Financial Holdings, Inc., BPFH Manager, L.L.C., Westfield Capital Management Company, L.P. and WMS General Partner LLC dated October 6, 2009	8-K	10/7/2009	10.1

10.40	Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and George L. Alexakos dated October 27, 2009	8-K	10/28/2009	10.1

10.41	Letter Agreement by and between Boston Private Financial Holdings, Inc. and David J. Kaye, dated July 3, 2007	10-Q	11/6/2009	10.1

10.42	Amendment No. 1 to Investment Agreement by and among Boston Private Financial Holdings, Inc. and BP Holdco, L.P., dated December 15, 2009	8-K	12/18/2009	10.1

		Incorporated by Reference
Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number
10.43	Boston Private Financial Holdings, Inc. Deferred Compensation Plan, As Amended and Restated as of January 1, 2009	10-K	3/12/2010	10.44

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends	This S-1	—	—

21.1	List of Subsidiaries of Boston Private Financial Holdings, Inc.	10-K	3/12/2010	21.1

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)	S-3	12/19/2008	5.1

23.2	Consent of KPMG LLP, an independent registered public accounting firm	This S-1	—	—

23.3	Consent of Hacker, Johnson & Smith PA, an independent registered public accounting firm	This S-1	—	—

24.1	Powers of Attorney	S-3	12/19/2008	24.1

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 to Form S-3 on Form S-1 and that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the 5th day of April, 2010.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/S/ TIMOTHY L. VAILL
Timothy L. Vaill Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

By:	/S/ DAVID J. KAYE
David J. Kaye Executive Vice President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIMOTHY L. VAILL Timothy L. Vaill	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 5, 2010

/S/ WALTER M. PRESSEY* Walter M. Pressey	President and Vice Chairman	April 5, 2010

/S/ DAVID J. KAYE David J. Kaye	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 5, 2010

/S/ WILLIAM A. GRATRIX William A. Gratrix	Senior Vice President and Controller (Principal Accounting Officer)	April 5, 2010

/S/ HERBERT S. ALEXANDER* Herbert S. Alexander	Director	April 5, 2010

/S/ EUGENE S. COLANGELO* Eugene S. Colangelo	Director	April 5, 2010

/S/ KATHLEEN M. GRAVELINE* Kathleen M. Graveline	Director	April 5, 2010

Signature	Title	Date

/S/ ADOLFO HENRIQUES* Adolfo Henriques	Director	April 5, 2010

/S/ LYNN THOMPSON HOFFMAN* Lynn Thompson Hoffman	Director	April 5, 2010

/S/ DEBORAH F. KUENSTNER* Deborah F. Kuenstner	Director	April 5, 2010

/S/ JOHN MORTON, III* John Morton, III	Director	April 5, 2010

/S/ WILLIAM J. SHEA* William J. Shea	Director	April 5, 2010

/S/ DR . ALLEN L. SINAI* Dr. Allen L. Sinai	Director	April 5, 2010

/S/ STEPHEN M. WATERS* Stephen M. Waters	Director	April 5, 2010

* By:	/S/ DAVID J. KAYE
Attorney-In-Fact

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number
4.1	Specimen certificate for shares of Series C Preferred Stock	8-K	11/24/2008	4.1

4.2	Warrant for Purchase of Shares of Common Stock, dated July 22, 2008, by and between the Company and BP Holdco, L.P.	8-K	7/24/2008	4.1

4.3	Warrant for Purchase of Shares of Common Stock, dated November 21, 2008, by and between the Company and the United States Department of the Treasury	8-K	11/24/2008	4.2

4.4	Restated Articles of Organization of Boston Private Financial Holdings, Inc. filed May 23, 1994	10-Q	8/14/2001	3.1

4.5	Articles of Amendment of Boston Private Financial Holdings, Inc. filed on April 22, 1998	10-Q	8/14/2001	3.2

4.6	Articles of Amendment of Boston Private Financial Holdings, Inc. filed on November 20, 2001	S-8	11/28/2001	4.3

4.7	Articles of Amendment of Boston Private Financial Holdings, Inc. filed on August 8, 2008	8-K	8/11/2008	3.1

4.8	Articles of Amendment of Boston Private Financial Holdings, Inc. filed on September 30, 2008	10-Q	11/7/2008	3.2

4.9	Articles of Amendment of Boston Private Financial Holdings, Inc. filed on November 19, 2008	8-K	11/24/2008	3.2

4.10	By-laws of Boston Private Financial Holdings, Inc., as amended and restated	8-K	6/6/2007	99.1

5.1	Opinion of Goodwin Procter	S-3	12/19/2008	5.1

10.1	Employee Incentive Stock Option Plan of Boston Private Financial Holdings, Inc.	S-1	4/1/1991	10.1

10.2	Employee Incentive Compensation Plan of Boston Private Financial Holdings, Inc.	S-1	4/1/1991	10.2

10.3	Amended and Restated Commercial Lease dated June 30, 2004, by and between Boston Private Financial Holdings, Inc. and Leggat McCall Properties Management, Inc., as amended	10-K	3/12/2010	10.3

10.4	Change in Control Protection Agreement, by and between Boston Private Financial Holdings, Inc. and Walter M. Pressey, effective as of March 19, 1997	10-K	3/13/2002	10.13

10.5	Boston Private Financial Holdings, Inc. Deferred Compensation Plan	S-8	7/24/2001	4.1

10.6	Boston Private Financial Holdings, Inc. 2001 Employee Stock Purchase Plan	S-8	11/28/2001	99.2

10.7	Boston Private Financial Holdings, Inc. Amended and Restated 1997 Long-Term Incentive Plan	10-K	3/13/2002	10.16

10.8	Borel Private Bank & Trust Company 1998 Stock Option Plan	S-8	12/3/2001	99.1

10.9	1998 Amendment and Restatement of Directors’ Stock Option Plan of Boston Private Financial Holdings, Inc., as amended February 7, 2003	10-K	3/12/2004	10.21

		Incorporated by Reference
Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number
10.10	January 2000 Amendment to Boston Private Financial Holdings, Inc. Directors’ Stock Option Plan	10-K	3/13/2002	10.20

10.11	February 2003 Amendment to Boston Private Financial Holdings, Inc. Directors’ Stock Option Plan	10-K	3/7/2003	10.22

10.12	Boston Private Financial Holdings, Inc. 401(k) Profit-Sharing Plan	S-8	6/28/2002	N/A

10.13	Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and Margaret W. Chambers dated November 21, 2003	10-K	3/15/2005	10.24

10.14	Amended and Restated Employment Agreement, dated December 18, 2008, by and between Boston Private Financial Holdings, Inc. and Timothy L. Vaill	8-K	12/23/2008	10.1

10.15	Amended and Restated Supplemental Executive Retirement Agreement, dated December 18, 2008, by and between Boston Private Financial Holdings, Inc. and Timothy L. Vaill	8-K	12/23/2008	10.2

10.16	Boston Private Financial Holdings, Inc. 2004 Stock Option and Incentive Plan	S-8	6/15/2004	N/A

10.17	Indenture dated October 12, 2004 between Boston Private Financial Holdings, Inc. and Sun Trust Bank, as debenture trustee	8-K	10/15/2004	10.1

10.18	Guarantee Agreement dated as of October 19, 2004 by Boston Private Financial Holdings, Inc. and Sun Trust Bank, as trustee, for the benefit of the holders from time to time of the Trust Preferred Securities and Trust Common Securities of Boston Private Capital Trust I	8-K	10/15/2004	10.2

10.19	First Private Bank & Trust 1994 Stock Option Plan	S-8	3/5/2004	N/A

10.20	Non-Solicitation/Non-Accept and Confidentiality Agreement and Release and Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and Joseph H. Cromarty dated March 1, 2005	8-K	3/7/2005	10.1 and 10.2

10.21	Indenture dated September 27, 2005 between Boston Private Financial Holdings, Inc. and Wilmington Trust Company, as debenture trustee	8-K	9/30/2005	10.1

10.22	Guarantee Agreement dated as of September 27, 2005 by Boston Private Financial Holdings, Inc. and Wilmington Trust Company, as trustee, for the benefit of the holders from time to time of the Capital Securities of Boston Private Capital Trust II	8-K	9/30/2005	10.2

10.23	Amended and Restated Declaration of Trust of Boston Private Capital Trust II dated September 27, 2005	8-K	9/30/2005	10.3

10.24	Forms of award grant agreements under the Company’s 2004 Stock Option and Incentive Plan	8-K	12/20/2006	10.1, 10.2 and 10.3

10.25	Indenture, dated March 14, 2007, between Boston Private, Inc. and U.S. Bank, National Association, as Trustee	8-K	7/9/2007	4.1

		Incorporated by Reference
Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number
10.26	Registration Rights Agreement, dated July 5, 2007, between Boston Private, Inc. and the Initial Purchasers	8-K	7/9/2007	4.3

10.27	Recapitalization Agreement, dated March 19, 2008, by and among Boston Private Financial Holdings, Inc., Westfield Capital Management Company, LLC, Westfield Capital Management, LP, WMS Management LLC and WCM General Partner LLC	8-K	3/26/2008	99.1

10.28	Investment Agreement, dated July 22, 2008, between Boston Private Financial Holdings, Inc. and the investor party thereto	8-K	7/24/2008	10.1

10.29	Warrant Agreement, dated July 22, 2008, between Boston Private Financial Holdings, Inc. and the investor party thereto	8-K	7/24/2008	10.2

10.30	Letter Agreement, dated November 21, 2008, between Boston Private Financial Holdings, Inc. and the United States Department of the Treasury	8-K	11/24/2008	10.1

10.31	Form of Waiver of Senior Officers, dated November 21, 2008	8-K	11/24/2008	10.2

10.32	Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and James D. Dawson dated January 28, 2009	8-K	1/28/2009	10.1

10.33	Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and David J. Kaye dated January 28, 2009	8-K	1/28/2009	10.2

10.34	Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and Martha T. Higgins dated January 28, 2009	8-K	1/28/2009	10.3

10.35	Boston Private Financial Holdings, Inc. Executive Bonus Plan	8-K	1/28/2009	10.4

10.36	Form of Non-Qualified Stock Option Agreement for Employees Under the Boston Private Financial Holdings, Inc. 2009 Stock Option and Incentive Plan	10-Q	8/7/2009	10.2

10.37	Form of Restricted Stock Award Agreement Under the Boston Private Financial Holdings, Inc. 2009 Stock Option and Incentive Plan	10-Q	8/7/2009	10.3

10.38	Stock Purchase Agreement by and among Boston Private Financial Holdings, Inc. Gibraltar Private Bank and Trust Company, and Buyers dated September 17, 2009	8-K	9/17/2009	10.1

10.39	Redemption Agreement by and among Boston Private Financial Holdings, Inc., BPFH Manager, L.L.C., Westfield Capital Management Company, L.P. and WMS General Partner LLC dated October 6, 2009	8-K	10/7/2009	10.1

10.40	Change in Control Protection Agreement by and between Boston Private Financial Holdings, Inc. and George L. Alexakos dated October 27, 2009	8-K	10/28/2009	10.1

10.41	Letter Agreement by and between Boston Private Financial Holdings, Inc. and David J. Kaye, dated July 3, 2007	10-Q	11/6/2009	10.1

10.42	Amendment No. 1 to Investment Agreement by and among Boston Private Financial Holdings, Inc. and BP Holdco, L.P., dated December 15, 2009	8-K	12/18/2009	10.1

		Incorporated by Reference
Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number
10.43	Boston Private Financial Holdings, Inc. Deferred Compensation Plan, As Amended and Restated as of January 1, 2009	10-K	3/12/2010	10.44

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends	This S-1	—	—

21.1	List of Subsidiaries of Boston Private Financial Holdings, Inc.	10-K	3/12/2010	21.1

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)	S-3	12/19/2008	5.1

23.2	Consent of KPMG LLP, an independent registered public accounting firm	This S-1	—	—

23.3	Consent of Hacker, Johnson & Smith PA, an independent registered public accounting firm	This S-1	—	—

24.1	Powers of Attorney	S-3	12/19/2008	24.1